Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-249343) pertaining to the Vontier Corporation 2020 Stock Incentive Plan, Vontier Executive Deferred Incentive Plan, Vontier Retirement Savings Plan, and Vontier Union Retirement Savings Plan of Vontier Corporation of our report dated February 25, 2021, with respect to the consolidated and combined financial statements and schedule of Vontier Corporation and subsidiaries included in this Annual Report (Form 10-K) of Vontier Corporation for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Raleigh, North Carolina
February 25, 2021